Exhibit 1.1

NXP B.V.

NXP FUNDING LLC

NXP USA, INC.

$500,000,000 2.700% SENIOR NOTES DUE 2025

$500,000,000 3.150% SENIOR NOTES DUE 2027

$1,000,000,000 3.400% SENIOR NOTES DUE 2030

PURCHASE AGREEMENT

April 29, 2020

April 29, 2020

Goldman Sachs & Co. LLC

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282-2198

c/o BofA Securities, Inc.

One Bryant Park

New York, New York 10036

c/o Deustche Bank Securities Inc.

60 Wall Street

New York, New York 10005

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

As Representatives of the Initial Purchasers (as defined below)

Ladies and Gentlemen:

NXP B.V., a company incorporated under the laws of The Netherlands with its corporate seat at Eindhoven, The Netherlands (the “Company”), NXP Funding LLC, a Delaware limited liability company (“NXP Funding”) and NXP USA, Inc., a Delaware corporation (“NXP USA”, and together with NXP Funding, the “Co-Issuers” (each of NXP Funding and NXP USA, a “Co-Issuer”) and the Co-Issuers together with the Company, the “Issuers”), propose to issue and sell to the several purchasers named in Schedule I hereto (the “Initial Purchasers”), for whom Goldman Sachs & Co. LLC, BofA Securities, Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc., and Morgan Stanley & Co. LLC are acting as representatives (the “Representatives”), $500,000,000 aggregate principal amount of their 2.700% Senior Notes due 2025, $500,000,000 aggregate principal amount of their 3.150% Senior Notes due 2027 and $1,000,000,000 aggregate principal amount of their 3.400% Senior Notes due 2030 (collectively, the “Securities”).

The Securities will be issued under an Indenture to be dated as of May 1, 2020 (the “Indenture”) among the Issuers, NXP Semiconductors N.V., the Company’s holding company (the “Guarantor”) and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

The payment of principal of, premium and interest on the Securities will be guaranteed on a senior basis, on the Closing Date, by the Guarantor (such guarantee, the “Guarantee”). The Securities and Guarantee will be offered within the United States to persons reasonably believed to be “qualified institutional buyers” as defined in, and in reliance on, Rule 144A (“Rule 144A”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or pursuant to another exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and outside the United States in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”).

The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement to be dated as of May 1, 2020 among the Issuers, the Guarantor and the Initial Purchasers (the “Registration Rights Agreement”).

In connection with the sale of the Securities, the Issuers have prepared a preliminary offering memorandum (the “Preliminary Memorandum”) and will prepare a final offering memorandum (the “Final Memorandum”) including or incorporating by reference a description of the terms of the Securities, the terms of the offering, a description of the Guarantor and its subsidiaries and certain documents filed or furnished by the Guarantor with the U.S. Securities and Exchange Commission (the “SEC”). For purposes of this Agreement, “Time of Sale Memorandum” means the Preliminary Memorandum, together with the information, if any, identified in Schedule II hereto, considered as a whole. The Time of Sale Memorandum, together with the Final Memorandum, are hereinafter referred to collectively as a “Memorandum”. As used herein, the terms “Time of Sale Memorandum,” “Final Memorandum” and “Memorandum” shall include the documents, if any, incorporated by reference therein.

The transactions contemplated by this Agreement are collectively referred to as the “Transactions” and all documents required for the consummation of the Transactions are collectively referred to as the “Transaction Documents”.

1. Representations and Warranties of the Issuers and the Guarantor. The Issuers and the Guarantor, jointly and severally, represent and warrant to, and agree with, you that:

(a) (i) The Time of Sale Memorandum, as of the Applicable Time, does not contain, and the Final Memorandum, as of its date and on the Closing Date, will not contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in either Memorandum based upon information relating to any Initial Purchaser furnished to the Issuers in writing by such Initial Purchaser expressly for use therein. “Applicable Time” means 3:12 p.m. (Eastern time) on April 29, 2020 or such other time as agreed by the Issuers and the Initial Purchasers; and (ii) as of the Applicable Time no individual Supplemental Offering Materials (as defined below), when considered together with the Time of Sale Memorandum, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. “Supplemental Offering Materials” means any “written communication” (within the meaning of the Rule 405 of the Securities Act) prepared by or on behalf of the Issuers, or used or referred to by the Issuers, that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than either Memorandum or amendments or supplements thereto, including, without limitation, any roadshow relating to the Securities that constitutes such a written communication.

(b) Each of the Issuers and the Guarantor has been duly organized or incorporated, as the case may be, is validly existing as a corporation or other entity under the laws of the jurisdiction of its incorporation or formation, is a corporation or other entity in good standing, where such concept exists, under the laws of the jurisdiction of its incorporation, has all corporate power and authority necessary to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing, where such concept exists, in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification or good standing, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the business, properties, management, operations, financial position, shareholders’ equity, results of operations or prospects of the Guarantor and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(c) Each Designated Subsidiary of the Guarantor has been duly organized or incorporated, as the case may be, is validly existing as a corporation or other entity under the laws of the jurisdiction of its incorporation or formation, is a corporation or other entity in good standing, where such concept exists, under the laws of the jurisdiction of its incorporation, has all corporate power and authority necessary to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing, where such concept exists, in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification or good standing, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; all of the issued shares of capital stock of each Designated Subsidiary of the Guarantor have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Guarantor, free and clear of all liens, encumbrances, equities or claims except (A) as disclosed in the Time of Sale Memorandum or permitted by the Indenture and (B) for directors’ qualifying shares. “Designated Subsidiary” means each subsidiary of the Guarantor as of the date hereof that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X.

(d) This Agreement has been duly authorized, executed and delivered by each of the Issuers and the Guarantor.

(e) Each of the Indenture and the Registration Rights Agreement, as of the Closing Date, will have been duly authorized by each of the Issuers and the Guarantor and, when executed and delivered by each of the Issuers and the Guarantor and the Trustee, will be a valid and binding agreement of each of the Issuers and the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, administration, reorganization, financial assistance, fraudulent transfer, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(f) The Securities, as of the Closing Date, will be duly authorized by each of the Issuers, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding joint and several obligations of the Issuers, enforceable in accordance with their terms, subject to applicable bankruptcy, administration, reorganization, financial assistance, fraudulent transfer, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether enforcement is sought in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture and the Registration Rights Agreement pursuant to which such Securities are to be issued.

(g) As of the Closing Date, the Guarantee will have been authorized by the Guarantor and will have been duly executed and delivered by the Guarantor. When the Securities have been issued, executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, the Guarantee will constitute the valid and legally binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, administration, reorganization, financial assistance, fraudulent transfer, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether enforcement is sought in a proceeding in equity or at law).

(h) The execution and delivery by each of the Issuers and the Guarantor of, and the performance by each of the Issuers and the Guarantor of its obligations under, this Agreement, the Indenture, the Registration Rights Agreement, the Securities or the Guarantee and the consummation of the transactions contemplated by this Agreement, the Indenture, the Registration Rights Agreement, the Securities or the Guarantee will not contravene (I) (i) any provision of applicable law or (ii) the certificate of incorporation, memorandum or articles of association or by-laws or other constituent documents of such Issuer or the Guarantor or (iii) any agreement or other instrument binding upon such Issuer or the Guarantor or any of its subsidiaries, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over such Issuer or the Guarantor or any subsidiary, except with respect to (i), (iii) and (iv) insofar as would not reasonably be expected to have a Material Adverse Effect; and (II) no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by each of the Issuers and the Guarantor of its obligations under this Agreement, the Indenture, the Registration Rights Agreement, the Securities or the Guarantee, except (A) such as may be required by the securities or Blue Sky laws of the various U.S. states in connection with the offer and sale of the Securities, or (B) such consent, approval authorization or order of or qualification with, which failure to obtain would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the power or ability of the Issuers or the Guarantor to consummate the transactions contemplated by this Agreement, the Indenture, the Registration Rights Agreement, the Securities or the Guarantee.

(i) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Guarantor and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum provided to prospective purchasers of the Securities.

(j) There are no legal or governmental proceedings pending or, to the best knowledge of the Guarantor, threatened to which the Guarantor or any of its subsidiaries is a party or to which any of the properties of the Guarantor or any of its subsidiaries is subject other than proceedings accurately described in all material respects in the Time of Sale Memorandum or proceedings that would not reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the power or ability of the Issuers or the Guarantor to consummate the transactions contemplated by this Agreement, the Indenture, the Registration Rights Agreement, the Securities or the Guarantee.

(k) The Guarantor and its subsidiaries (i) are in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) Except as disclosed in the Time of Sale Memorandum, there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m) Subsequent to the respective dates as of which information is given in each Memorandum, (i) neither of the Issuers nor the Guarantor have incurred any material liability or obligation, direct or contingent, nor entered into any material transaction, in such case, not in the ordinary course of business or as described in such Memorandum, respectively; (ii) the Guarantor has not purchased any of its outstanding capital stock, except for purchases made under the Guarantor’s 10b5-1 plan, 10b-18 plan and tax withholding pursuant to its equity incentive plans, nor, except as disclosed in such Memorandum, have declared, paid or otherwise made any dividend or distribution of any kind on its capital stock; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of either the Issuers or the Guarantor except as described in such Memorandum. Neither the Guarantor nor any of its subsidiaries have sustained, since December 31, 2019, any loss or interference with its business from fire, explosion, flood or other calamity, regardless of whether or not covered by insurance, or from any court or governmental action, order or decree, other than any such loss or interference that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

(n) Each of the Guarantor and its subsidiaries has good and marketable title to all real property and good and marketable title to all personal property owned by it that is material to the business of the Guarantor and its subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects, except such as are described in the Time of Sale Memorandum, such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Guarantor or any of its subsidiaries or such that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and any real property and buildings held under lease by either the Guarantor or any of its subsidiaries, which is material to the business of the Guarantor and its subsidiaries taken as a whole, are held by it under valid, subsisting and enforceable leases with such exceptions as are described in each Memorandum that are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Guarantor or any of its subsidiaries or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(o) The Guarantor and its subsidiaries, taken together, own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and neither the Guarantor nor any of its subsidiaries have received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

(p) Except as described in the Time of Sale Memorandum, no material labor dispute with the employees of the Guarantor or any of its subsidiaries exists or, to the best knowledge of the Guarantor, is imminent; and the Guarantor is not aware of any existing threatened, or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) The Guarantor and each of its subsidiaries and its or their owned and leased properties are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the business in which it is engaged except where neither the Guarantor nor any of its subsidiaries has elected to be self-insured; and neither the Guarantor nor any of its subsidiaries has any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their respective businesses at a cost that would not reasonably be expected to have a Material Adverse Effect.

(r) The Guarantor and each of its subsidiaries possesses all material certificates, authorizations, approvals, licenses, concessions and permits issued by the appropriate governmental, regulatory and other authorities necessary to conduct their respective businesses, and neither the Guarantor nor any of its subsidiaries have received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

(s) The Guarantor and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Preliminary Memorandum and Final Memorandum is accurate. Since the end of the Guarantor’s most recent audited fiscal year, the Guarantor is not aware of any material weakness in its internal control over financial reporting (whether or not remediated), and there has been no change in the Guarantor’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Guarantor’s internal control over financial reporting.

(t) (i) The information included or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum in respect of (1) “other incidental items”, “Adjusted Net Income” and “Adjusted EBITDA” (collectively, the “Specific Information”), and (2) “PPA effects” of the Guarantor and its subsidiaries (the “PPA Effects”) is true and accurate in all material respects, and presents fairly in all material respects the relevant information as of the dates shown and for the periods shown, (ii) the Specific Information and the PPA Effects have been derived and/or correctly extracted from the accounting and operational systems and records of the Guarantor and its subsidiaries, without material adjustment, and (iii) all such information has been compiled and prepared under the supervision of the Chief Financial Officer of the Guarantor on a consistent basis in conformity with (a) in the case of the Specific Information, the Guarantor’s policies and procedures for calculating such Specific Information, or (b) in the case of the PPA Effects, in accordance with U.S. GAAP, which have been consistently applied.

(u) Except as described in the Time of Sale Memorandum, there are no contracts, agreements or understandings between either the Guarantor or any of its subsidiaries and any person that would give rise to a valid claim against either the Guarantor or any of its subsidiaries or the Initial Purchasers for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(v) In connection with the transactions contemplated by this agreement, neither the Guarantor nor any of its subsidiaries has taken, nor will take within a period of 30 days from the completion of the distribution of the Securities by the Initial Purchasers as notified to the Issuers by the Representatives, any action for the purpose of stabilizing or manipulating the price of the Securities.

(w) Each Issuer and the Guarantor has the power to submit, and pursuant to Section 15 of this Agreement has or will have, as the case may be, and to the extent permitted by law, legally, validly, effectively and irrevocably submitted, to the jurisdiction of any New York State or United States Federal court sitting in The City of New York, and has the power to designate, appoint and empower, and pursuant to Section 16 of this Agreement, has or will have, as the case may be, legally, validly and effectively designated, appointed and empowered an agent for service of process in any suit or proceeding based on or arising under this Agreement in any New York State or United States Federal court sitting in The City of New York.

(x) Each of the historical financial statements of the Guarantor and its subsidiaries, together with the related notes and schedules, included or incorporated by reference in the Time of Sale Memorandum and Final Memorandum present fairly, in all material respects, the financial position of the Guarantor and its consolidated subsidiaries as at the dates indicated and the condition, results of operations and cash flows of the Guarantor and its consolidated subsidiaries as of the dates for the periods specified; such financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein); the Guarantor conducts all of its business through the Company, a wholly owned subsidiary, and the Guarantor’s only material assets are the direct ownership of 100% of the shares in the Company, and the financial statements of the Guarantor are substantially identical to those of the Company, except for certain intercompany eliminations and that the Guarantor is the Issuer of the Cash Convertible Notes (as defined in the Time of Sale Memorandum); the other financial data set forth in each of the Time of Sale Memorandum and the Final Memorandum are accurately presented and prepared, where applicable, on a basis consistent with the financial statements and books and records of the Guarantor and its subsidiaries; and neither the Guarantor nor its subsidiaries has any material liabilities or obligations, direct or, to the best of their knowledge, contingent (including any off-balance sheet obligations), not disclosed in the Time of Sale Memorandum and the Final Memorandum that would be required to be included in the financial statements according to U.S. GAAP.

(y) Any statistical and market-related data contained in the Time of Sale Memorandum and the Final Memorandum are based on or derived from sources that the Issuers and the Guarantor believe to be reasonably reliable and accurate, and the Issuers or the Guarantor have obtained the written consent to the use of such data from such sources to the extent required.

(z) All tax returns required to be filed by each Issuer and the Guarantor have been timely filed, and all taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from any of the Issuers or the Guarantor have been timely paid, other than those being contested in good faith and for which adequate reserves have been provided, and in each case, except as would not have a Material Adverse Effect, and no tax deficiency has been determined adversely to any of the Issuers or the Guarantor which has had (nor does any of the Issuers or the Guarantor have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to such Issuer or the Guarantor and which could reasonably be expected to have) a Material Adverse Effect.

(aa) Except for any net income or franchise taxes imposed on the Initial Purchasers by The Netherlands or the United States or any political subdivision or taxing authority thereof or therein as a result of any present or former connection (other than as a result of the Transactions) between the Initial Purchasers and the jurisdiction imposing such tax, no value added tax or other similar taxes levied by reference to added value or sales (“VAT”) will be due and no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Initial Purchasers to The Netherlands or the United States or the State of Delaware or any political subdivision or taxing authority thereof or therein, in connection with (i) the execution and authentication of the Securities; (ii) the sale of the Securities to the Initial Purchasers in the manner contemplated herein; or (iii) the resale and delivery of such Securities by the Initial Purchasers in the manner contemplated in each Memorandum.

(bb) The place of effective management of each of the Guarantor and the Company is situated in The Netherlands and each is a resident of The Netherlands for Dutch domestic tax purposes. To the best of the knowledge of the Guarantor, no tax authority of a state with which The Netherlands has concluded a tax treaty has claimed the Guarantor or the Company to be a resident of that state for its domestic tax purposes, nor does the Guarantor expect such tax authority to claim this.

(cc) Each Issuer and the Guarantor is not (i) in violation of its memoranda or articles of association, by-laws or other organizational documents; (ii) in default, and no event exists that, with notice or lapse of time or both, would constitute such a default, in the performance or observance by each Issuer or the Guarantor of any obligation, agreement, covenant or condition contained in any indenture, mortgage, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which its property or assets are subject; or (iii) in violation of any applicable law, statute, rule or regulation or any judgment or order of any court or arbitrator or governmental or regulatory authority, except, with respect to clauses (ii) and (iii) only, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(dd) (i) None of the Issuers or the Guarantor and none of their respective subsidiaries (collectively, the “Entity”), directors, executive officers or, to the knowledge of the Entity, any other officer, employee, agent, controlled affiliate or representative of the Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria).

(ii) The Entity represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, provided that the Entity makes no representation with respect to any violation of any Sanctions as a result of (i) the use by the Initial Purchasers of any fees or moneys paid by the Company to the Initial Purchasers in connection with the offer and sale of Securities, or (ii) the use, without the knowledge of the Entity, by any recipient of the proceeds of the offering in a manner that will result in the violation of Sanctions by any Person. The Entity represents and covenants that for the past three years, it has not knowingly engaged in, is not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(ee) The operations of each of the Issuers, the Guarantor and their respective subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and the applicable anti-money laundering statutes of jurisdictions where each Issuer and the Guarantor conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Issuer or the Guarantor with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Issuers and the Guarantor, threatened.

(ff) Neither any of the Issuers nor the Guarantor, nor any of their respective subsidiaries or controlled affiliates, nor any director or executive officer, nor, to the Issuers’ and the Guarantor’s knowledge, any other officer, employee, agent or representative of the Issuers or the Guarantor or of any of their respective subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Guarantor and its subsidiaries and controlled affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. No part of the proceeds of the offering will be used, directly or indirectly, in violation of applicable anti-corruption laws, or the rules or regulations thereunder.

(gg) Each Issuer and the Guarantor is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in each Memorandum will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(hh) Neither the Issuers or the Guarantor nor any affiliate of the Issuers or the Guarantor (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) has directly, or through any agent (except that no representation is made as to the activities of the Initial Purchasers), (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(ii) The Securities and the Guarantee satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

(jj) [Reserved]

(kk) None of the Issuers, the Guarantor, their Affiliates or any person acting on their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities and the Issuers, the Guarantor and their Affiliates and any person acting on their behalf have complied and will comply with the offering restrictions requirement of Regulation S, except that no representation, warranty or agreement is made by the Issuers in this paragraph with respect to the Initial Purchasers.

(ll) Assuming the accuracy of the representations and warranties of the Initial Purchasers and their compliance with the provisions hereof, it is not necessary in connection with the initial offer, sale and delivery of the Securities to the Initial Purchasers, the offer, resale and delivery of the Securities by the Initial Purchasers and the issue of the Guarantee in the manner contemplated by this Agreement to register the Securities or the Guarantee under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(mm) On and immediately after the Closing Date, the Guarantor and its subsidiaries (after giving effect to the issuance of the Securities and to the other transactions related thereto as described in the Memorandum) will be Solvent. As used in this paragraph, the term “Solvent” means, (i) the fair value and present fair saleable value of the assets of the Guarantor and its subsidiaries taken as a whole on a going concern basis will exceed the sum of their stated liabilities and identified contingent liabilities taken as a whole; and (ii) the Guarantor and its subsidiaries on a consolidated basis will not be left with unreasonably small capital with which to carry on their business as it is proposed to be conducted, and are presently able to pay their debts as they mature. To the best of the knowledge of the Guarantor, no proceedings have been commenced for purposes of, and no judgment has been rendered for, the administration, liquidation, bankruptcy or winding-up of the Company, the Co-Issuers or the Guarantor.

(nn) KPMG Accountants N.V., which has audited the Guarantor’s consolidated financial statements as of December 31, 2019 and 2018 and for each of the three years in the three-year period ended December 31, 2019 included or incorporated by reference in the Time of Sale Memorandum and who will deliver the letters referred to in Section 5(f), was previously an independent registered public accounting firm with respect to the Guarantor and its subsidiaries within the meaning of the Securities Act and the applicable rules and regulations thereunder.

(oo) Ernst & Young Accountants LLP, which has reviewed the Guarantor’s consolidated financial statements as of March 31, 2020 included or incorporated by reference in the Time of Sale Memorandum and who will deliver the letters referred to in Section 5(f), is an independent registered public accounting firm with respect to the Guarantor and its subsidiaries within the meaning of the Securities Act and the applicable rules and regulations thereunder.

(pp) NXP Funding (i) is a disregarded entity for U.S. federal income tax purposes, (ii) is, and at all times prior to the Closing Date will be, a wholly owned direct subsidiary of the Company, (iii) does not, and at all times prior to the Closing Date will not, have any material assets, liabilities or obligations, direct or contingent (including any off-balance sheet obligations), and (iv) has not engaged, and at all time prior to the Closing Date will not engage, in any business activities or conduct any operations, other than the offering and servicing of the Existing Notes (as defined in the Time of Sale Memorandum) and the offering of the Securities.

(qq) The interactive data, if any, in eXtensible Business Reporting Language incorporated by reference in the Preliminary Memorandum and Final Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(rr) (i)(x) There has been no security breach or other compromise of or relating to any of the Guarantor’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (y) the Guarantor and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; (ii) the Guarantor and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of each of clause (i) and (ii) above, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and (iii) the Guarantor and its subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.

2. Agreements to Sell and Purchase. The Issuers hereby agree to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Issuers the respective principal amounts of Securities set forth in Schedule I hereto opposite its respective name at a purchase price of 99.516% of the principal amount of the 2025 Notes, 99.401% of the principal amount of the 2027 Notes and 99.348% of the principal amount of the 2030 Notes (together, the “Purchase Price”) plus accrued interest, if any, to the Closing Date.

3. Terms of Offering. You have advised the Issuers that the Initial Purchasers and certain of their affiliates will make an offering of the Securities purchased by the Initial Purchasers hereunder on the terms to be set forth in the Time of Sale Memorandum, as soon as practicable after this Agreement is entered into as in your judgment is advisable.

4. Payment and Delivery. Payment for the Securities shall be made to the Company in United States Federal or other funds immediately available in New York City against delivery of such Securities for the respective accounts of the several Initial Purchasers at 9 a.m., New York City time, on May 1, 2020 or at such later date with respect to either or both series not more than three business days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company. The time and date of such payment are hereinafter referred to as the “Closing Date”.

The Securities shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date. The Securities shall be delivered to you on the Closing Date for the respective accounts of the several Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid by the Company, against payment of the Purchase Price therefor.

5. Conditions to the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Securities on the Closing Date are subject to the following conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded to the Guarantor or any of its subsidiaries or any of their respective securities or indebtedness by any “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Guarantor and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum provided to prospective purchasers of the Securities that, in your judgment, is material and adverse and that makes it, in your judgment after consultation (if practicable) with the Issuers, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum.

(b) The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Guarantor, on behalf of the Guarantor and the Issuers, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of the Guarantor and the Issuers contained in this Agreement that are not qualified by materiality are true and correct in all material respects as of the Closing Date and the representations and warranties of the Guarantor and the Issuers contained in this Agreement that are qualified by materiality are true and correct as of the Closing Date and that each of the Guarantor and the Issuers has complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date. The officer signing and delivering such certificate may do so having made due enquiry and without personal liability to the Initial Purchasers as a result thereof and may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. counsel for the Company (“Skadden”), dated as of the Closing Date, substantially in the forms attached as Exhibits A-1 and A-2, respectively. The Initial Purchasers shall have also received on the Closing Date an opinion of Skadden with respect to matters concerning taxation, dated as of the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers.

(d) The Initial Purchasers shall have received on the Closing Date an opinion of De Brauw Blackstone Westbroek N.V., special Dutch counsel for the Company, dated as of the Closing Date, in a form reasonably satisfactory to the Representatives, and an opinion from the Company’s in-house counsel, dated as of the Closing Date, substantially in the forms attached as Exhibits B-1 and B-2, respectively.

(e) The Initial Purchasers shall have received on the Closing Date an opinion and disclosure letter of Davis Polk & Wardwell LLP, special U.S. counsel for the Initial Purchasers, dated as of the Closing Date in a form reasonably satisfactory to the Initial Purchasers.

(f) The Initial Purchasers shall have received, in the agreed form, on each of the date hereof and the Closing Date, letters, dated the date hereof and the Closing Date, in form and substance satisfactory to the Initial Purchasers, from KPMG Accountants N.V. and Ernst & Young Accountants LLP, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of the Guarantor contained in or incorporated by reference into each Memorandum; provided that the letter delivered on the Closing Date by Ernst & Young Accountants LLP shall use a “cut-off date” not earlier than three days prior to the Closing Date.

(g) The Initial Purchasers shall have received a certificate, on each of the date hereof and the Closing Date, of the Chief Financial Officer of the Guarantor confirming the accuracy of certain financial information contained in the Preliminary Offering Memorandum, the Time of Sale Memorandum, the Final Offering Memorandum and any Supplemental Offering Material, as applicable, substantially in the form attached hereto as Exhibit C.

(h) The Initial Purchasers and counsel for the Initial Purchasers shall have received such information, certificates, documents and opinions as the Initial Purchasers may reasonably require for the purposes of enabling you to effect the transactions contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

Opinions referred to in Sections 5(c) through 5(e) above shall be rendered to the Initial Purchasers at the request of an Issuer or the Guarantor, as the case may be, and may so state therein.

6. Covenants of the Issuers and the Guarantor. In further consideration of the agreements of the Initial Purchasers contained in this Agreement, each of the Issuers and the Guarantor covenants with each Initial Purchaser as follows:

(a) To furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the second business day succeeding the date of this Agreement and during the period mentioned in Section 6(c) or Section 6(d) below, as many copies of the Preliminary Memorandum, the documents making up the Time of Sale Memorandum (including a final term sheet in the form attached as Schedule II hereto) and the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.

(b) Before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any Supplemental Offering Material, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably and promptly object, unless required by law.

(c) If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, forthwith to prepare and furnish, at their own expense, to the Initial Purchasers and to any dealer upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.

(d) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law, provided that any expenses relating to such amendments or supplements which are prepared six months after the Closing Date will be borne by the Initial Purchasers.

(e) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you should reasonably request, provided that in connection therewith the Issuers and the Guarantor are not required to qualify as foreign corporations, execute a general consent to service of process in any such jurisdiction, subject themselves to taxation or otherwise incur unreasonable expense.

(f) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Issuers’ and the Guarantor’s counsel and the Issuers’ and the Guarantor’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of each Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the mailing and delivering of copies thereof (including any form of electronic distribution), in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(e) hereof, including filing fees, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vi) the cost of the preparation, issuance and delivery of the Securities, (vii) the costs and expenses of the Issuers relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, and (viii) all other cost and expenses incident to the performance of the obligations of the Issuers hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 10, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel and travel expenses of the Representatives attending road show meetings, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

(g) Neither the Issuers, the Guarantor, nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration of the Securities under the Securities Act.

(h) Not to solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(i) While any of the Securities remain “restricted securities” within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, if the Guarantor is not then subject to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(j) None of the Issuers, the Guarantor, their Affiliates or any person acting on its or their behalf (other than the Initial Purchasers as to whom no covenant is made) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Issuers, the Guarantor, their Affiliates and each person acting on its or their behalf (other than the Initial Purchasers as to whom no covenant is made) will comply with the offering restrictions requirement of Regulation S.

(k) During the period of one year after the Closing Date, the Issuers, the Guarantor and any affiliate (as defined in Rule 144 under the Securities Act) under the control of the Issuers and the Guarantor will not resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(l) Not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

(m) The Issuers shall apply the proceeds from the offering of the Securities as described in the “Use of Proceeds” section of the Time of Sale Memorandum and the Final Memorandum. The incurrence of the indebtedness under the Securities is permitted under the terms of each of the Existing Notes, the Revolving Credit Agreement and the Cash Convertible Notes (each as defined in the Time of Sale Memorandum).

7. Offering of Securities; Restrictions on Transfer. (a) Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”). Each Initial Purchaser, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be (A) in the case of offers inside the United States, QIBs and (B) in the case of offers outside the United States, to persons other than U.S. persons (“foreign purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the caption “Transfer Restrictions”.

(b) Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

(i) such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities, or possession or distribution of either Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

(ii) such Initial Purchaser (and any person acting on its behalf) will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes either Memorandum or any such other material, in all cases at its own expense;

(iii) the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;

(iv) such Initial Purchaser (and any person acting on its behalf) has offered the Securities and will offer and sell the Securities (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 7(a); accordingly, neither such Initial Purchaser, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such Initial Purchaser, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

(v) such Initial Purchaser (and any person acting on its behalf) has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Securities to any retail investor in the European Economic Area or in the United Kingdom. For the purposes of this provision:

(A) the expression “retail investor” means a person who is one (or more) of the following:

(1) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(2) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(3) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended; and

(B) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities;

(vi) such Initial Purchaser has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of FSMA does not apply to us and it has complied, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and

(vii) such Initial Purchaser agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

Terms used in this Section 7(b) have the meanings given to them by Regulation S.

(c) Each Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Securities other than (i) a written communication that contains no material “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum, (ii) any written communication listed on Schedule II, (iii) any written communication prepared by such Initial Purchaser and approved by the Company in advance in writing or (iv) any written communication relating to or that contains the terms of the Securities and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Memorandum.

8. Indemnity and Contribution. (a) The Issuers and the Guarantor, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Memorandum, the Final Memorandum or any Supplemental Offering Material or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Issuers and the Guarantor in writing by such Initial Purchaser through you expressly for use therein.

(b) Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Issuers and the Guarantor, their directors, officers and each person, if any, who controls the Issuers and the Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Issuers and the Guarantor to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Issuers and the Guarantor in writing by such Initial Purchaser through you expressly for use in the Time of Sale Memorandum, the Final Memorandum or any Supplemental Offering Material or any amendments or supplements thereto.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonably incurred fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Representatives, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuers and the Guarantor, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Issuers and the Guarantor on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Issuers and the Guarantor, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Issuers and the total discounts and commissions received by the Initial Purchasers, in each case as set forth in the Final Memorandum, bear to the aggregate offering price of the Securities. The relative fault of the Issuers and the Guarantor on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers and the Guarantor or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder, and not joint.

(e) The Issuers, the Guarantor and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Issuers and the Guarantor contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of any of the Issuers, the Guarantor, their officers or directors or any person controlling such Issuer or the Guarantor and (iii) acceptance of and payment for any of the Securities.

9. Termination. The Initial Purchasers may terminate this Agreement by notice given by the Representatives to the Company, on behalf of the Issuers and the Guarantor, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of Eurolist by Euronext

Amsterdam, the New York Stock Exchange or the Nasdaq National Market or the NASDAQ Global Select, (ii) trading of any securities of the Guarantor or the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States or The Netherlands shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by U.S. Federal or New York State or Dutch authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, currency exchange controls or any calamity or crisis that, in your judgment, is material and adverse and which, individually or together with any other event specified in this clause (v), makes it, in the judgment of the Representatives (after consultation with the Company, if practicable), impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum.

10. Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Initial Purchasers shall fail or refuse to purchase the Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as the Representatives may specify, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, and arrangements satisfactory to the Representatives and the Issuers for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or of the Issuers. In any such case either the Representatives or the Issuers shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of any of the Issuers or the Guarantor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason any of the Issuers or the Guarantor shall be unable to perform its obligations under this Agreement, the Issuers and the Guarantor will reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

11. Entire Agreement. (a) This Agreement represents the entire agreement between the Issuers, the Guarantor and the Initial Purchasers with respect to the preparation of each Memorandum, the conduct of the offering, and the purchase and sale of the Securities.

(b) The Issuers and the Guarantor acknowledge that in connection with the offering of the Securities: (i) the Initial Purchasers have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Issuers, the Guarantor or any other person, (ii) the Initial Purchasers owe the Issuers and the Guarantor only those duties and obligations set forth in this Agreement and (iii) the Initial Purchasers may have interests that differ from those of the Issuers and the Guarantor. The Issuers and the Guarantor waive to the fullest extent permitted by applicable law any claims they may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12. Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Initial Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 12, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

13. Counterparts. This Agreement may be signed in any number of counterparts (in the form of an original or a facsimile or a “pdf” file), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

15. Jurisdiction. Each Issuer and the Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Agreement, the Time of Sale Memorandum, the Final Memorandum or the offering of the Securities. Each Issuer and the Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent that the Issuers and the Guarantor have or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, each Issuer and the Guarantor irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding. As a matter of Dutch law, the assets of the Issuer, and of the Guarantor, are not intended for public use (openbare dienst) and as a result the Company, and the Guarantor, are not entitled to immunity from legal proceedings, nor are its assets immune from execution. Notwithstanding the foregoing, any action based on this Agreement may be instituted by the Initial Purchasers in any competent court in The Netherlands.

16. Appointment of Agent for Service of Process. The Company and the Guarantor (on or prior to the Closing Date) hereby irrevocably appoint NXP Funding LLC, 251 Little Falls Drive, Wilmington, Delaware 19808, United States as its agent for service of process in any suit, action or proceeding described in the preceding paragraph and agrees that service of process in any such suit, action or proceeding may be made upon it by courier and by certified mail (return receipt requested), fees and postage prepaid, at the office of such agent. The Company and the Guarantor waive, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Company and the Guarantor represent and warrant that such agent has agreed to act as the Company’s and the Guarantor’s agent for service of process, and the Company and the Guarantor agree to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

17. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Initial Purchasers could purchase United States dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given. The obligation of any of the Issuers or the Guarantor, as the case may be, with respect to any sum due from it to the Initial Purchasers or any person controlling the Initial Purchasers shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day following receipt by the Initial Purchasers or controlling person of any sum in such other currency, and only to the extent that the Initial Purchasers or controlling person may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to the Initial Purchasers or controlling person hereunder, the Issuers and the Guarantor agree as a separate joint and several obligation and notwithstanding any such judgment, to indemnify the Initial Purchasers or controlling person against such loss. If the United States dollars so purchased are greater than the sum originally due to the Initial Purchasers or controlling person hereunder, the Initial Purchasers or controlling person agrees to pay to any of the Issuers and the Guarantor, as applicable, an amount equal to the excess of the dollars so purchased over the sum originally due to the Initial Purchasers or controlling person hereunder.

18. Taxes. (a) All payments to be made by the Issuers and/or the Guarantor under this Agreement (including, for purposes of this provision, to any relevant extent, the difference between the Purchase Price and the principal amount of the relevant Securities) shall be paid free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies or imposts by The Netherlands or by any department, agency or other political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto (collectively, “Taxes”). If any Taxes are required by law to be deducted or withheld in connection with such payments, the Issuers or the Guarantor, as the case may be, will increase the amount paid so that the full amount of such payment is received by the Initial Purchasers.

(b) All fees and amounts payable by each of the Issuers and/or the Guarantor to the Initial Purchasers under this Agreement (including, for purposes of this provision, to any relevant extent, the difference between the Purchase Price and the offering price of the securities) are exclusive of any VAT. If the transactions described in this Agreement are subject to VAT, the Initial Purchasers shall provide the Company with a valid invoice that complies with all relevant tax regulations and that specifically states the applicable VAT. Provided the Initial Purchasers have stated the applicable VAT on the invoice, the Company will pay the Initial Purchasers the applicable VAT. The Company reserves the right to withhold payment of any VAT to the Initial Purchasers until the Initial Purchasers have provided the Company with a valid invoice that complies with all relevant tax regulations and that specifically states the applicable VAT. If the Initial Purchasers have incorrectly determined the applicable VAT and, as a result thereof, the Company has overpaid the Initial Purchasers, the Initial Purchasers will repay the overpaid amount plus interest to the Company upon the Company’s written request. If the Initial Purchasers have incorrectly determined the applicable VAT and, as a result thereof, the Company has underpaid the Initial Purchasers, the Company shall pay the outstanding amount to the Initial Purchasers upon receipt of a valid invoice that complies with all relevant tax regulations and that specifically states the applicable VAT, as corrected.

19. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

20. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchasers shall be delivered, mailed or sent to the Representatives of the Initial Purchasers at: Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Registration Department; BofA Securities Inc., 50 Rockefeller Plaza, New York, New York 10020, Attention: High Grade Transaction Management/Legal; Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, Attention: Debt Capital Markets Syndicate, with a copy to General Counsel; Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel; Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Debt Syndicate Desk; with a copy to the Initial Purchasers’ counsel at Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attention: John Meade, and if to the Issuers shall be delivered, mailed or sent to NXP B.V., High Tech Campus 60, 5656 AG, Eindhoven, The Netherlands; Attention: Legal Department, Fax Number: +31 40 272-9658; provided that in the case of the consultations referred to in Section 5(a)(ii) and Section 9, the Initial Purchasers shall also use other means of communication to contact the Issuers.

Very truly yours, NXP B.V.

By:	/s/ Jean Schreurs
Name: Jean Schreurs
Title: Authorized Signatory

NXP FUNDING LLC

By:	/s/ Jean Schreurs
Name: Jean Schreurs
Title: Authorized Signatory

NXP USA, INC.

By:	/s/ Jennifer B. Wuamett
Name: Jennifer B. Wuamett
Title: President and Secretary

NXP SEMICONDUCTORS N.V.

By:	/s/ Jean Schreurs
Name: Jean Schreurs
Title: Authorized Signatory

Accepted as of the date hereof:

By:	/s/ Jenny Wheeler
Bank Name: Goldman Sachs & Co. LLC
Title: Vice President

[Signature Page to Purchase Agreement]

By:	/s/ Kevin Wehler
Bank Name: BofA Securities, Inc.
Title: Managing Director

[Signature Page to Purchase Agreement]

By:	/s/ Lourdes Fisher
Bank Name: Deutsche Bank Securities Inc.
Title: Managing Director

By:	/s/ Anguel Zaprianov
Bank Name: Deutsche Bank Securities Inc.
Title: Managing Director

[Signature Page to Purchase Agreement]

By:	/s/ Brian D. Bednarski
Bank Name: Citigroup Global Markets Inc.
Title: Managing Director

[Signature Page to Purchase Agreement]

By:	/s/ Ian Drewe
Bank Name: Morgan Stanley & Co. LLC
Title: Executive Director

[Signature Page to Purchase Agreement]

SCHEDULE I

Initial Purchasers	Principal Amount of 2025 notes to be purchased	Principal Amount of 2027 notes to be purchased	Principal Amount of 2030 notes to be purchased
Goldman Sachs & Co. LLC	$175,000,000.00	$175,000,000.00	$350,000,000.00
BofA Securities, Inc.	81,250,000.00	81,250,000.00	162,500,000.00
Deutsche Bank Securities Inc.	81,250,000.00	81,250,000.00	162,500,000.00
Citigroup Global Markets Inc.	81,250,000.00	81,250,000.00	162,500,000.00
Morgan Stanley & Co. LLC	81,250,000.00	81,250,000.00	162,500,000.00

Total:	$500,000,000	$500,000,000	$1,000,000,000

Schedule I-1

SCHEDULE II

NXP B.V.

NXP FUNDING LLC

NXP USA, INC.

April 29, 2020

$500,000,000 2.700% SENIOR NOTES DUE 2025

$500,000,000 3.150% SENIOR NOTES DUE 2027

$1,000,000,000 3.400% SENIOR NOTES DUE 2030

Issuers:	NXP B.V., NXP Funding LLC and NXP USA, Inc. (collectively, the “Issuers” or “we”)

Notes:

2.700% Senior Notes due 2025 (the “2025 Notes”)

3.150% Senior Notes due 2027 (the “2027 Notes”)

3.400% Senior Notes due 2030 (the “2030 Notes” and together with the 2025 Notes and the 2027 Notes, the “Notes”)

Guarantor:	The Notes will be guaranteed by NXP Semiconductors N.V., the holding company of NXP B.V.

Principal Amount:	2025 Notes: $500,000,000 2027 Notes: $500,000,000 2030 Notes: $1,000,000,000

Use of Proceeds:

We estimate that the net proceeds to us from this offering, after deducting Initial Purchasers’ discounts and commissions, will be approximately $1,988,065,000.

We intend to use the net proceeds of the offering of the 2030 Notes to finance or refinance, in whole or in part, Eligible Green Projects. Pending the allocation of an amount equal to the net proceeds of the 2030 Notes to finance or refinance Eligible Green Projects, the net proceeds of the 2030 Notes, together with the net proceeds of the 2025 Notes and 2027 Notes, will be temporarily held as cash and other short term securities or temporarily used for the repayment of indebtedness, which may include the refinancing of our 4.125% 2021 Notes, and other corporate expenditures.

Stated Maturity Date:	2025 Notes: May 1, 2025 2027 Notes: May 1, 2027 2030 Notes: May 1, 2030

Schedule II-1

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Offering Price:

2025 Notes: 99.916%, plus accrued interest, if any, from May 1, 2020

2027 Notes: 99.801%, plus accrued interest, if any, from May 1, 2020

2030 Notes: 99.748%, plus accrued interest, if any, from May 1, 2020

Coupon:	2025 Notes: 2.700% per annum 2027 Notes: 3.150% per annum 2030 Notes: 3.400% per annum

Yield to Maturity:	2025 Notes: 2.718% 2027 Notes: 3.182% 2030 Notes: 3.430%

Benchmark Treasury:	2025 Notes: 0.500% UST due March 31, 2025 2027 Notes: 0.625% UST due March 31, 2027 2030 Notes: 1.500% UST due February 15, 2030

Benchmark Treasury Price / Yield:	2025 Notes: 100-20+ / 0.368% 2027 Notes: 100-20 1⁄4 / 0.532% 2030 Notes: 108-08 / 0.630%

Spread to Benchmark Treasury:	2025 Notes: T+235 basis points 2027 Notes: T+265 basis points 2030 Notes: T+280 basis points

Expected Ratings:*	Moody’s: Baa3 (stable); S&P: BBB (stable); Fitch: BBB-(stable)

Interest Payment Dates:	2025 Notes: May 1 and November 1, beginning on November 1, 2020 2027 Notes: May 1 and November 1, beginning on November 1, 2020 2030 Notes: May 1 and November 1, beginning on November 1, 2020

Record Dates:	2025 Notes: April 15 and October 15 2027 Notes: April 15 and October 15 2030 Notes: April 15 and October 15

Schedule II-2

Par Call:

2025 Notes: Par call on or after April 1, 2025 (the date that is one month prior to the final maturity date)

2027 Notes: Par call on or after March 1, 2027 (the date that is two months prior to the final maturity date)

2030 Notes: Par call on or after February 1, 2030 (the date that is three months prior to the final maturity date)

Make-Whole Call:	2025 Notes: Callable at make-whole call of T+37.5 basis points 2027 Notes: Callable at make-whole call of T+40 basis points 2030 Notes: Callable at make-whole call of T+45 basis points

CUSIP:	2025 Notes: 144A: 62954H AE8, Reg S: N6600A AE3 2027 Notes: 144A: 62954H AC2, Reg S: N6600A AC7 2030 Notes: 144A: 62954H AD0, Reg S: N6600A AD5

ISIN:	2025 Notes: 144A: US62954HAE80, Reg S: USN6600AAE30 2027 Notes: 144A: US62954HAC25, Reg S: USN6600AAC73 2030 Notes: 144A: US62954HAD08, Reg S: USN6600AAD56

Joint Bookrunners:	Goldman Sachs & Co. LLC BofA Securities, Inc. Deutsche Bank Securities Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Trade Date:	April 29, 2020

Settlement Date:	May 1, 2020 (T+2)

Distribution:	Rule 144A/Regulation S with registration rights

Governing Law:	State of New York

*    *    *    *

*

These securities ratings are expected to be provided by Moody’s, S&P and Fitch. None of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

This communication is confidential and is intended for the sole use of the person to whom it is provided by the sender.

Schedule II-3

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

These Notes have not been and will not be registered for offer or sale under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction. The Notes may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S under the Securities Act of 1933) except in transactions exempt from, or not subject to, the registration requirements of the Securities Act of 1933. The Notes are being offered only to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons in offshore transactions pursuant to Regulation S. Accordingly, transfers of these securities are restricted in the manner described in the Issuers’ Preliminary Memorandum.

No prospectus is required in accordance with the Prospectus Directive and Regulation (EC) No. 809/2004.

The information in this term sheet does not purport to be a complete description of the Notes or the offering hereby. The information in this term sheet supplements the Preliminary Memorandum and supersedes the information in the Preliminary Memorandum to the extent inconsistent with the information in the Preliminary Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Memorandum.

You may obtain a copy of the Preliminary Memorandum and Final Memorandum (when available) for this transaction by calling Goldman Sachs & Co. LLC toll-free at +1 (866) 471-2526; BofA Securities, Inc. toll-free at +1 (800) 294-1322; Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; Citigroup Global Markets Inc. toll-free at +1(800) 831-9146; or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

Schedule II-4

EXHIBIT A-1

FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP,

SPECIAL U.S. COUNSEL FOR THE COMPANY

EXHIBIT A-2

FORM OF NEGATIVE ASSURANCE LETTER OF SKADDEN, ARPS, SLATE,

MEAGHER & FLOM LLP, SPECIAL U.S. COUNSEL FOR THE COMPANY

EXHIBIT B-1

FORM OF OPINION OF THE GENERAL COUNSEL FOR THE COMPANY

EXHIBIT B-2

FORM OF OPINION OF DUTCH COUNSEL FOR THE COMPANY

EXHIBIT C

Chief Financial Officer’s Certificate